U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                 SEC File Number 33-113273

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: July 31, 2004
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      Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
N/A
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Part I - Registrant Information
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Full Name of Registrant:  Diamond One, Inc.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

      9648 East Arapahoe Road
      Suite A

City, State and Zip Code

      Greenwood Village, CO 80112


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Part II - Rules 12b-25(b) and (c)
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      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative
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      State below in reasonable detail the reasons why the Form 10-K, 20-F,
11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company's registration statement on Form SB-2 was declared effective by the Securities and Exchange Commission on September 13, 2004. The Company's registration statement, at the time it became effective, did not include the Company's financial statements for the three months ended July 31, 2004. Since the Company's registration statement is now effective, the Company is required to file a report on Form 10-Q for the period ended July 31, 2004 by September 14, 2004. Accordingly, additional time is needed to file the report.

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Part IV - Other Information
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      (1) Name and telephone number of person to contact in regard to this notification

                     William T. Hart         (303)            839-0061
                     -----------------       -----            --------
                         (Name)           (Area Code)     (Telephone Number)


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      (2)     Have all other periodic reports
              required under Section 13 or 15(d)
              of the Securities Exchange Act of
              1934 during the preceding l2 months
              (or for such shorter period that
              the registrant was required to file
              such reports) been filed?  If answer
              is no, identify report(s).                     [X] Yes  [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included
              in the subject report or portion thereof?      [ ] Yes  [X] No

              If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Diamond One, Inc.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 14, 2004          By   /s/ William T. Hart
                                      ----------------------------------------
                                      William T. Hart
                                      Hart & Trinen
                                      1624 Washington Street
                                      Denver, Colorado 80203
                                      (303) 839-0061
                                      Attorneys for Diamond One, Inc.

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).